FOR IMMEDIATE RELEASE

Hexion Inc. Announces Third Quarter 2019 Results

Third Quarter 2019 Highlights

•	On July 1, 2019, Hexion emerged from Chapter 11 and reduced total consolidated debt by more than $2.0 billion

•	Completed a new Application Development Center to foster further innovation in its specialty portfolio

•	Announced expansion plans of the Company's adhesive resins capacity in Australia

•	Initiated a previously announced cost reduction program to improve Hexion's organizational efficiency

•	Strengthened the Company's balance sheet with significant liquidity of $442 million as of September 30, 2019
COLUMBUS, Ohio - (November 12, 2019) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the third quarter ended September 30, 2019.

“While on a run rate basis we were essentially on track relative to our 2019 target, our third quarter results reflected increased headwinds in our base epoxy resins and North American forest product resins businesses,” said Craig A. Rogerson, Chairman, President and CEO. “To address these trends, we continue to aggressively streamline our organizational structure and began implementing our previously announced $20 million in cost reductions in the third quarter of 2019. Supported by our strong balance sheet, we are also increasing our investment in productivity projects and strategically investing in our manufacturing footprint by expanding our adhesive resins capacity in Australia. In addition, we are pleased to have successfully completed construction of our new Application Development Center in Shanghai as we continue to invest in our research and development infrastructure to further accelerate growth in our specialty portfolio.”
Mr. Rogerson added: “Looking ahead to the fourth quarter of 2019, we expect year-over-year gains in Segment EBITDA compared to the prior year, although we don’t anticipate achieving the fiscal year 2019 results previously forecast in the Restructuring Support Agreement due to the challenging trends impacting certain of our end markets. With a new capital structure and considering the specialty nature of our overall portfolio, we are well positioned to drive long-term growth in the adhesives, coatings, and composites markets. Going forward, we also anticipate structural improvements in our net working capital as we look to normalize our contractual terms with our suppliers due to our strengthened balance sheet. Even in the face of economic volatility, we anticipate generating significant free cash flow in the fourth quarter of 2019 and in the long term. Finally, we continue to explore optimization of our portfolio and the use of cash generated by our operations to further reduce debt.”
Third Quarter 2019 Results
Total net sales for the quarter ended September 30, 2019 were $836 million, a decrease of 12% compared with $952 million in the prior year period. Volume decreases negatively impacted net sales by $54 million, which was primarily due to weaker demand in the Company's North American resins business due to customer mill closures and competitive pricing pressures, as well as in our base epoxy resins and phenolic resins businesses due to overall weakness in the market, primarily in the automotive and construction industries. Pricing negatively impacted sales by $46 million due primarily to softer market conditions in the Company's base epoxy resins business and methanol price decreases contractually passed through to customers across many of our businesses.

Foreign currency translation negatively impacted net sales by $16 million due to the strengthening of the U.S. dollar against various foreign currencies in the third quarter of 2019 compared to the third quarter of 2018. Net income for the Predecessor Period of July 1, 2019 was $3,054 million and net loss for the Successor Period of July 2, 2019 through September 30, 2019 was $43 million. Total Segment EBITDA for the quarter ended September 30, 2019 was $117 million, a decrease of $11 million compared with the prior year period, driven primarily by weaker margins in the Company’s base epoxy resins business, partially offset by the global forest products businesses and cost reduction actions.
Fresh Start Accounting
As a result of emerging from Chapter 11 on July 1, 2019 ("Effective Date") and qualifying for the application of fresh-start accounting, at the Effective Date, Hexion's assets and liabilities were recorded at their estimated fair values which, in some cases, are significantly different than amounts included in the Company's financial statements prior to the Effective Date. Accordingly, Hexion's financial condition and results of operations on and after the Effective Date are not directly comparable to our financial condition and results of operations prior to the Effective Date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to the Effective Date. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company on or before the Effective Date.
The combined results (referenced as “Non-GAAP Combined” or “Combined”) for the third quarter ended September 30, 2019 and first nine months ended September 30, 2019, which Hexion refers to herein as results for the “Three Months Ended September 30, 2019” and "Nine Months Ended September 30, 2019" represent the sum of the reported amounts for the Predecessor period July 1 combined with the Successor period July 2, 2019 through September 30, 2019 and the Predecessor period from January 1, 2019 through July 1, 2019 combined with the Successor period from July 2, 2019 through September 30, 2019, respectively. These Combined results are not considered to be prepared in accordance with U.S. GAAP and have not been prepared as pro forma results under applicable regulations. The Non-GAAP Combined operating results may not reflect the actual results the Company would have achieved absent its emergence from bankruptcy and may not be indicative of future results.
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2019 and 2018. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net (loss) income to Segment EBITDA.

	Non-GAAP Combined	Predecessor	Non-GAAP Combined	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net Sales (1):
Forest Products Resins	$367	$431	$1,142	$1,268
Epoxy, Phenolic and Coating Resins	469	521	1,472	1,625
Total	$836	$952	$2,614	$2,893
Segment EBITDA:
Forest Products Resins	$84	$76	$218	$219
Epoxy, Phenolic and Coating Resins	50	66	161	208
Corporate and Other	(17)	(14)	(47)	(53)
Total	$117	$128	$332	$374
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Forest Products Resins reported net sales of $367 million in the third quarter of 2019, a decrease of 15% from third quarter 2018 net sales of $431 million. The $64 million decrease in net sales as compared to the prior year reflected volume declines of $34 million in the Company's North American resins businesses due to weaker demand driven by competitive pricing pressures and customer mill closures, and decreases in certain derivatives within our North American formaldehyde business driven by softness in the oil and gas markets in Western Canada. Pricing negatively impacted net sales by $25 million, which was primarily due to methanol price decreases contractually passed through to customers across many of our businesses, and foreign currency translation negatively impacted sales by $5 million. Segment EBITDA for Forest Products Resins was $84 million, an increase of 11% from third quarter 2018 results of $76 million. The $8 million increase in Segment EBITDA as compared to the prior year was primarily driven by previously recorded deferred contract revenue that was accelerated during the period as a result of the application of fresh start accounting, partially offset by softer volumes.
Epoxy, Phenolic and Coating Resins reported net sales of $469 million in the third quarter of 2019, a decrease of 10% from third quarter 2018 net sales of $521 million. Pricing negatively impacted net sales by $21 million primarily due to softer market conditions in our base epoxy resins business as compared to the third quarter of 2018. Volumes negatively impacted net sales by $20 million, which was primarily related to volume decreases in our base epoxy resins and phenolic specialty resins businesses driven by overall weakness in the market, primarily in the automotive and construction industries. Foreign currency translation negatively impacted net sales by $11 million. Segment EBITDA for Epoxy, Phenolic and Coating Resins was $50 million, a decrease of 24% from third quarter 2018 results of $66 million. The $16 million decrease in Segment EBITDA as compared to the prior year was primarily due to the same factors impacting net sales.
Corporate and Other is primarily corporate, general and administrative expenses that are not allocated to the other segments, such as shared service and administrative functions, and unallocated foreign exchange gains and losses not allocated to other segments. Corporate and Other charges in the third quarter of 2019 increased by $3 million compared to the third quarter of 2018 due primarily to the timing of variable compensation costs.
Strategic Asia Pacific Region Investment
Hexion has successfully completed construction of its new Application Development Center (“ADC”) in Shanghai as part of its global efforts to further strengthen its industry-leading research and development and technical services capabilities. The new 4,800 square meter ADC will support new product development and customer collaboration to accelerate growth in waterborne coatings, composite and coatings applications. The new ADC is one of 24 global research and development centers located strategically near Hexion's global customers and in proximity to large end markets.
Strengthening Global Manufacturing Capabilities
Hexion announced its intention to add new phenolic resin capacity as the latest expansion of its adhesive business at its Brimbank, Australia site. The expansion is intended to meet the growing demand for phenolic resins that can serve as a fire-resistant cladding material in a variety of commercial, institutional and residential applications. Construction of the new reactor and associated infrastructure is expected to begin in early 2020 and come online in the first quarter of 2021. Hexion is the main phenolic resin producer in Australia. Hexion’s regional locations include: Brimbank; Brisbane, Australia; a joint venture in Perth, Australia; Hornby, New Zealand; and Mountview, New Zealand.

Successfully Completed Balance Sheet Restructuring
On July 1, 2019, Hexion successfully completed its balance sheet de-leveraging and emerged from Chapter 11. As a result of this process, Hexion has reduced its debt by more than $2.0 billion, received an infusion of $300 million in equity capital through a rights offering and raised approximately $2.0 billion in exit financing. Throughout the bankruptcy court-supervised process, Hexion’s global operations continued uninterrupted, providing customers with high-quality products and service. The de-leveraging plan provided for payment in full to the Company’s trade creditors.
Global Restructuring Programs
During the first nine months of 2019, the Company achieved $13 million of cost savings related to its restructuring programs. In addition, Hexion recently identified approximately $20 million in additional cost savings primarily related to selling, general and administrative cost reductions. At September 30, 2019, Hexion had approximately $18 million of total in-process savings that it expects to realize over the next 12 months.
Anticipated Realignment of Operating Segments to Drive Growth and Greater Operating Efficiencies
As part of the company’s continuing efforts to drive growth and greater operating efficiencies, Hexion is reviewing its reporting segments to align around its two growth platforms: adhesives; and coatings and composites. The Company expects to change its operating segments to reflect how it organizes the Company to make operating decisions and assess business performance, which is anticipated to impact segment reporting effective January 1, 2020. The new structure is expected to consist of the following businesses:

•
Adhesives: these businesses focus on the global adhesives market. They include the Company’s global wood adhesives business, including: forest products resin assets in North America, Latin America, Europe, Australia and New Zealand; global formaldehyde; and the global phenolic specialty resins business, which now also includes the oilfield technologies group. The Company’s global wood adhesive business has a strong track record of organic growth and includes a diversified portfolio of adhesives used in a variety of engineered lumber products. Hexion’s formaldehyde business, which includes merchant sales of formaldehyde derivatives and triazines serving global industrial and energy markets, provides a key precursor for Hexion’s industrial phenolic and wood adhesives businesses. This segment will be organized around construction adhesives, industrial adhesives, automotive binders, energy, and chemical intermediates and derivatives.

•
Coatings and Composites: these businesses focus on the global coatings and composites market. They include the Company’s specialty epoxy and Versatic™ Acids and Derivatives businesses. Specialty epoxy resins are a component of many types of materials and are often used in the automotive, construction, wind energy, aerospace and electronics industries due to their superior adhesion, strength and durability. In composites, epoxy specialty resins are used either as replacements for traditional materials, such as metal, wood, and ceramics, or in applications that require light weight and where traditional materials do not meet demanding engineering specifications. Epoxy specialty resins and Versatic™ Acids and Derivatives are also used for a variety of high-end coating applications that require superior adhesion, corrosion resistance, and durability. Hexion is also one of the world’s largest suppliers of base epoxy resins, which are used in coatings applications and the production of the Company’s specialty epoxy resins, ensuring a consistent supply of required intermediate materials. This segment will be organized around wind energy composites, electrical applications, other composites, architectural coatings, automotive coatings, industrial coatings, and intermediates.

Liquidity and Capital Resources
At June 30, 2019, Hexion had total debt of approximately $3.9 billion. Following the refinancing of its capital structure and emergence from the Chapter 11 proceedings on July 1, 2019, the Company’s debt as of September 30, 2019 totaled approximately $1.8 billion and consisted primarily of the Company’s approximately $1.2 billion Senior Secured Term Loans due 2026 and $450 million Senior Notes due 2027. During the Company's successor period of July 2, 2019 to September 30, 2019, Hexion generated $25 million of cash from operations after paying $56 million of prepetition payables. In addition, at September 30, 2019, the Company had $442 million in liquidity. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
Earnings Call
Hexion will host a teleconference to discuss Third Quarter 2019 results on Tuesday, November 12, 2019 at 9:00 am. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: (574) 990-2716
Participant Passcode: 4391756
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.hexion.com. A replay of the call will be available for one week following the call and can be access by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 4391756.
Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the other segments. Segment EBITDA should not be considered a substitute for net (loss) income or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net (loss) income to Segment EBITDA.
Pro Forma EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Pro Forma EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Pro Forma EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Pro Forma EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Pro Forma EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the

Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Indenture governing the Senior Notes due 2027 should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net income to Pro Forma EBITDA and the Fixed Charges Ratio.
Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “might,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, the impact of our indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in the Risk Factors section of our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section of our most recent filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Successor	Predecessor		Successor	Predecessor
(In millions)	July 2, 2019 through September 30, 2019	July 1, 2019	Three Months Ended September 30, 2018	July 2, 2019 through September 30, 2019	January 1, 2019 through July 1, 2019	Nine Months Ended September 30, 2018

Net sales	$836	$—	$952	$836	$1,778	$2,893
Cost of sales (exclusive of depreciation and amortization shown below)	710	—	773	710	1,462	2,343
Selling, general and administrative expense	69	—	68	69	145	217
Depreciation and amortization	55	—	27	55	52	85
Gain on disposition	—	—	—	—	—	(44)
Asset impairments	—	—	3	—	—	28
Business realignment costs	13	—	5	13	15	19
Other operating expense, net	5	—	6	5	16	26
Operating (loss) income	(16)	—	70	(16)	88	219
Interest expense, net	28	—	83	28	89	250
Other non-operating expense (income), net	4	—	(1)	4	(11)	6
Reorganization items, net	—	(3,261)	—	—	(3,105)	—
(Loss) income before income tax and earnings from unconsolidated entities	(48)	3,261	(12)	(48)	3,115	(37)
Income tax (benefit) expense	(4)	207	6	(4)	222	17
(Loss) income before earnings from unconsolidated entities	(44)	3,054	(18)	(44)	2,893	(54)
Earnings from unconsolidated entities, net of taxes	1	—	—	1	2	2
Net (loss) income	(43)	3,054	(18)	(43)	2,895	(52)
Net income attributable to noncontrolling interest	—	—	—	—	(1)	(1)
Net (loss) income attributable to Hexion Inc.	$(43)	$3,054	$(18)	$(43)	$2,894	$(53)

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Successor	Predecessor
(In millions, except share data)	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $15)	$108	$128
Accounts receivable (net of allowance for doubtful accounts of $1 and $16, respectively)	471	412
Inventories:
Finished and in-process goods	241	240
Raw materials and supplies	101	94
Other current assets	62	57
Total current assets	983	931
Investment in unconsolidated entities	18	19
Deferred tax assets	5	—
Other long-term assets	49	34
Property and equipment:
Land	110	89
Buildings	165	285
Machinery and equipment	1,315	2,293
	1,590	2,667
Less accumulated depreciation	(40)	(1,826)
	1,550	841
Operating lease assets	125	—
Goodwill	178	109
Other intangible assets, net	1,193	27
Total assets	$4,101	$1,961
Liabilities and Deficit
Current liabilities:
Accounts payable	$276	$384
Debt payable within one year	87	3,716
Interest payable	26	82
Income taxes payable	17	5
Accrued payroll and incentive compensation	50	52
Current portion of operating lease liabilities	23	—
Other current liabilities	99	106
Total current liabilities	578	4,345
Long-term liabilities:
Long-term debt	1,702	99
Long-term pension and post employment benefit obligations	248	221
Deferred income taxes	162	15
Operating lease liabilities	88	—
Other long-term liabilities	221	195
Total liabilities	2,999	4,875
Equity (Deficit)
Common stock (Successor)—$0.01 par value; 100 shares authorized, issued and outstanding September 30, 2019	—	—
Paid-in capital (Successor)	1,162	—
Common stock (Predecessor)—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding December 31, 2018	—	1
Paid-in capital (Predecessor)	—	526
Treasury stock (Predecessor), at cost—88,049,059 shares at December 31, 2018	—	(296)
Note receivable from parent	—	—
Accumulated other comprehensive loss	(16)	(18)
Accumulated deficit	(43)	(3,125)
Total Hexion Inc. equity (deficit)	1,103	(2,912)
Noncontrolling interest	(1)	(2)
Total equity (deficit)	1,102	(2,914)
Total liabilities and equity (deficit)	$4,101	$1,961

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Successor	Predecessor
(In millions)	July 2, 2019 through September 30, 2019	January 1, 2019 through July 1, 2019	Nine Months Ended September 30, 2018
Cash flows provided by (used in) operating activities
Net (loss) income	$(43)	$2,895	$(52)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	55	52	85
Non-cash asset impairments	—	—	30
Non-cash reorganization items, net	—	(3,293)	—
Deferred tax (benefit) expense	(8)	156	—
Loss on sale of assets	—	3	3
Gain on disposition	—	—	(44)
Amortization of deferred financing fees	—	—	13
Unrealized foreign currency losses (gains)	6	(7)	12
Financing fees included in net loss	—	136	—
Other non-cash adjustments	3	(2)	—
Net change in assets and liabilities:
Accounts receivable	22	(88)	(25)
Inventories	29	(19)	(91)
Accounts payable	(67)	(28)	10
Income taxes payable	—	18	4
Other assets, current and non-current	10	(7)	(20)
Other liabilities, current and long-term	18	11	26
Net cash provided by (used in) operating activities	25	(173)	(49)
Cash flows used in investing activities
Capital expenditures	(22)	(43)	(62)
Proceeds from disposition, net	—	—	49
Proceeds from sale of assets, net	—	1	1
Net cash used in investing activities	(22)	(42)	(12)
Cash flows (used in) provided by financing activities
Net short-term debt (repayments) borrowings	(6)	(4)	6
Borrowings of long-term debt	91	2,313	425
Repayments of long-term debt	(100)	(2,261)	(343)
Proceeds from rights offering	—	300	—
Financing fees paid	(2)	(136)	(1)
Net cash (used in) provided by financing activities	(17)	212	87
Effect of exchange rates on cash and cash equivalents, including restricted cash	(3)	—	(4)
Change in cash and cash equivalents, including restricted cash	(17)	(3)	22
Cash, cash equivalents and restricted cash at beginning of period	125	128	115
Cash, cash equivalents and restricted cash at end of period	$108	$125	$137
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$3	$71	$219
Income taxes, net	4	10	12
Reorganization items, net	—	188	—

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA (Unaudited)

	Successor	Predecessor	Non-GAAP Combined	Predecessor
	July 2, 2019 through September 30, 2019	July 1, 2019	Three Months Ended September 30,
			2019	2018
Reconciliation:
Net (loss) income	$(43)	$3,054	$3,011	$(18)
Income tax (benefit) expense	(4)	207	203	6
Interest expense, net	28	—	28	83
Depreciation and amortization	55	—	55	27
Accelerated depreciation	—	$—	$—	$2
EBITDA	$36	$3,261	$3,297	$100
Adjustments to arrive at Segment EBITDA:
Asset impairments and write-downs	$—	$—	$—	$7
Business realignment costs	13	—	13	5
Transaction costs	5	—	5	4
Realized and unrealized foreign currency losses (gains)	9	—	9	4
Reorganization items, net (1)	—	(3,232)	(3,232)	—
Non-cash impact of inventory step-up (2)	29	(29)	—	—
Other (3)	7	18	25	8
Total adjustments	63	(3,243)	(3,180)	28
Segment EBITDA	$99	$18	$117	$128

Segment EBITDA:
Forest Products Resins	$66	$18	$84	$76
Epoxy, Phenolic and Coating Resins	50	—	50	66
Corporate and Other	(17)	—	(17)	(14)
Total	$99	$18	$117	$128
(1)    Excludes the “Non-cash impact of inventory step-up” discussed below.
(2)    Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.
(3)    Includes $18 of Segment EBITDA impact related to deferred revenue that was accelerated on July 1 as part of Fresh Start accounting.

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA (Unaudited) (Continued)

	Successor	Predecessor	Non-GAAP Combined	Predecessor
	July 2, 2019 through September 30, 2019	January 1, 2019 through July 1, 2019	Nine Months Ended September 30,
			2019	2018
Reconciliation:
Net (loss) income attributable to Hexion Inc.	$(43)	$2,894	$2,851	$(53)
Net income attributable to noncontrolling interest	—	(1)	(1)	(1)
Net (loss) income	(43)	2,895	2,852	(52)
Income tax (benefit) expense	(4)	222	218	17
Interest expense, net	28	89	117	250
Depreciation and amortization	55	52	107	85
Accelerated depreciation	—	—	—	2
EBITDA	$36	$3,258	$3,294	$302
Adjustments to arrive at Segment EBITDA:
Asset impairments and write-downs	$—	$—	$—	$32
Business realignment costs	13	15	28	19
Gain on disposition	—	—	—	(44)
Transaction costs	5	26	31	10
Realized and unrealized foreign currency losses (gains)	9	(6)	3	26
Reorganization items, net (1)	—	(3,076)	(3,076)	—
Non-cash impact of inventory step-up (2)	29	(29)	—	—
Other (3)	7	45	52	29
Total adjustments	63	(3,025)	(2,962)	72
Segment EBITDA	$99	$233	$332	$374

Segment EBITDA:
Forest Products Resins	$66	$152	$218	$219
Epoxy, Phenolic and Coating Resins	50	111	161	208
Corporate and Other	(17)	(30)	(47)	(53)
Total	$99	$233	$332	$374
(1)    Excludes the “Non-cash impact of inventory step-up” discussed below.
(2)    Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.
(3)    Includes $18 of Segment EBITDA impact related to deferred revenue that was accelerated on July 1 as part of Fresh Start accounting.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO PRO FORMA EBITDA (Unaudited)

September 30, 2019
LTM Period
Net income	$2,741
Income tax expense	241
Interest expense, net	232
Depreciation and amortization	135
Accelerated depreciation	2
EBITDA	3,351
Adjustments to arrive at Pro Forma EBITDA:
Business realignment costs (1)	38
Realized and unrealized foreign currency losses	5
Unrealized gains on pension and postretirement benefits (2)	(13)
Transaction costs (3)	34
Reorganization items, net (4)	(3,105)
Non-cash impact of inventory step-up (5)	29
Acceleration of deferred revenue (6)	18
Other (7)	45
Cost reduction programs savings (8)	18
Pro Forma EBITDA	$420
Pro forma fixed charges (9)	$107
Ratio of Pro Forma EBITDA to Fixed Charges (10)	3.92

(1)
Primarily represents cost related to headcount reduction expenses and plant rationalization costs related to in-process and recently completed cost reduction programs, termination costs and other costs associated with business realignments.

(2)	Represents non-cash gains resulting from pension and postretirement benefit plan liability remeasurements.

(3)
Represents certain professional fees related to strategic projects, including $27 of certain professional fees and other expenses related to our Chapter 11 proceedings incurred prior to filing and post-emergence.

(4)
Represents incremental costs incurred directly as a result of our Chapter 11 proceedings after the date of filing, gains on the settlement of liabilities under the Plan and the net impact of fresh start accounting adjustments.

(5)
Represents $29 of non-cash expense related to the step up of finished goods inventory on July 1 as part of fresh start accounting that was expensed in the successor period upon the sale of the inventory.

(6)	Represents the impact of deferred revenue that was accelerated on July 1 as part of fresh start accounting.

(7)	Represents retention program costs, business optimization expenses, IT outage costs and expenses related to legacy liabilities.

(8)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the period presented. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs. We expect the savings to be realized within the next 18 months.

(9)	Reflects pro forma interest expense based on interest rates at September 30, 2019.

(10)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has a Pro Forma EBITDA to Fixed Charges ratio of at least 2.0 to 1.0.